Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
PAR TECHNOLOGY CORPORATION
Pursuant to Section 242
of the General Corporation Law of the State of Delaware

PAR Technology Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The Restated Certificate of Incorporation of the Corporation is hereby amended to add a new Article Thirteenth:
“THIRTEENTH
    1.    An officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.
    2.    If, after approval of this Article by the shareholders of the Corporation, the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of officers, the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
    3.    Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of an officer of the Corporation existing at the time of such repeal or modification.”

SECOND:    The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation on this 2nd day of June, 2025.

PAR TECHNOLOGY CORPORATION

By:	/s/ Savneet Singh
Name:	Savneet Singh
Title:	Chief Executive Officer & President